RST

FILED
FEB 20 2008
STATE TREASURER
0400035311

New Jersey Division of Revenue
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THE FASHION FANTASIA COMPANY

Pursuant to the provisions of Section 14A:9-5, Corporations, General, of the New Jersey Statutes, the undersigned corporation hereby executes the following Amended and Restated Certificate of Incorporation:

1. The name of the corporation is **The Fashion Fantasia Company** (the "Corporation").

2. The Corporation shall have unlimited power to engage in and do any lawful act concerning any or all lawful business for which corporations may be organized under the New Jersey Statutes.

3. The Corporation is authorized to issue two classes of shares of stock to be designated as "Common Stock" and "Preferred Stock". The total number of shares of Common Stock which this Corporation is authorized to issue is One Hundred Million (100,000,000) shares, par value $0.001. The total number of shares of Preferred Stock which this Corporation is authorized to issue is Ten Million (10,000,000) shares, par value $0.001.

   The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the "Board of Directors") is expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares (a "Preferred Stock Designation") and as may be permitted by the New Jersey Statutes. The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

SA72311 Effective upon the filing of this Restated Certificate of Incorporation, the issued and outstanding shares of Common Stock of the Corporation shall be subject to a

J3671685

12.5-for-1 forward stock split. Fractional shares will be rounded up to the next whole share.

4. The address of the Corporation's current registered office is 22 Berkshire Way, East Brunswick, NJ 08816, and the name of the registered agent at such address is Tie Li, CPA.

5. The Board of Directors of the Corporation currently consists of one member whose names and addresses are as follows:

Hong Zhao
22 Berkshire Way
East Brunswick, NJ 08816

6. The duration of the Corporation is perpetual.

7. In addition to, and in no way limiting the powers or authority now or hereafter conferred upon the Corporation by the Certificate of Incorporation, the Bylaws of the Corporation, or the laws of the State of New Jersey, the Corporation shall possess, and may exercise all powers of indemnification of officers, directors, employees, agents, and other persons and all powers and authority incidental thereto (including without limitation of power and authority to advance expenses, and to purchase and maintain insurance with respect thereto), without regard to whether or not such powers and authority are specifically provided for by New Jersey Statutes. The Board of Directors of the Corporation is hereby authorized and empowered on behalf of the Corporation and without shareholder action, to exercise all of the Corporation's authority and powers of indemnification.

The effective date of this Certificate shall be upon filing.

Hong Zhao

Hong Zhao, President
Dated: February 14, 2008

Certificate Required to be filed with the
RESTATED CERTIFICATE OF INCORPORATION
OF
THE FASHION FANTASIA COMPANY

Pursuant to N.J.S.A.14A:9-5(5), the undersigned corporation hereby executes the following certificate:

1. The name of the Corporation is **The Fashion Fantasia Company**.

2. The Restated Certificate of Incorporation was adopted on the 14th day of February, 2008.

3. At the time of the adoption of the Restated Certificate of Incorporation, the number of outstanding shares or each class or series entitled to vote thereon as a class and the vote of such shares, was:

Class or Series	Total Number of Shares Entitled to Vote	Number of Shares Voted For	Number of Shares Voted Against
Common	706,657	520,000	-0-

4. This Restated Certificate of Incorporation restates and integrates and further amends the Certificate of Incorporation of this Corporation by:

   Article 5 is amended to authorize the issuance of two classes of shares of stock to be designated as "Common Stock" and "Preferred Stock". The total number of shares of Common Stock which this Corporation is authorized to issue is One Hundred Million (100,000,000) shares, par value $0.001. The total number of shares of Preferred Stock which this Corporation is authorized to issue is Ten Million (10,000,000) shares, par value $0.001.

   Effective upon the filing of the Restated Certificate of Incorporation, the issued and outstanding shares of Common Stock of the Corporation shall be subject to a 12.5-for-1 forward stock split. Fractional shares will be rounded up to the next whole share

Hong Zhao, President
Dated: February 14, 2008